As filed with the Securities and Exchange Commission on November 12, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERVIEW FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3901 North Front Street,

Harrisburg, Pennsylvania 17110

(Address of Principal Executive Offices)

RIVERVIEW FINANCIAL CORPORATION AMENDED AND RESTATED 2009 STOCK OPTION PLAN

(Full title of the plan)

With a copy to:

Kirk M. Fox CEO 3901 North Front Street, Harrisburg, Pennsylvania 17110 717-957-2196	Kimberly J. Decker, Esq. Barley Snyder, LLP 126 East King Street Lancaster, Pa 17602 (717) 299-5201
Name, address and phone number of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer”, “accelerated filers” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	25,300	$13.26	$335,478	$33.78

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Riverview Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.
(2)	Determined, in accordance with Rule 457(c) and (h), upon the basis of the average of the bid and asked price reported on the OTC on November 10, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended. The participants shall be notified by a written statement that, upon written or oral request, they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this Registration Statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

All of the above-referenced documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Authorized Capital; Dividend and Liquidation Rights.

The authorized capital stock of Riverview consists of five million (5,000,000) shares of common stock, no par value per share, and three million (3,000,000) shares of preferred stock, no par value per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of Riverview. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. Riverview’s board may issue preferred stock with such rights, preferences and other terms as the board may deem necessary or desirable. All shareholders of the common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available.

Special Meeting of Shareholders

Special meetings of the shareholders may be called only by (i) the CEO, (ii) the Executive Committee of the Board, or (iii) by resolution of the Board. Special meetings may not be called by shareholders.

Preemptive Rights

There are no preemptive rights with respect to the common stock of Riverview.

Shareholder Nomination of Directors

Under Riverview’s bylaws, any shareholder who intends to nominate or cause to have nominated any candidate for election to Riverview’s board of directors (other than any candidate proposed by Riverview’s then existing board of directors) is required to notify the secretary of Riverview, in writing, not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. The notice must contain the following information, to the extent known by the notifying shareholder: (1) the name and address of each proposed nominee; (2) the age of each proposed nominee; (3) the principal occupation and address of the place of business of each proposed nominee; (4) the number of shares of Riverview stock owned by each proposed nominee; (5) the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (6) the name and residence address of the notifying shareholder; and (7) the number of shares of Riverview stock owned by the notifying shareholder.

Any nominations for a director not made in accordance with Riverview’s bylaws will be disregarded and any votes cast for each such nominee will be disregarded. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Riverview’s bylaws, the nomination will be honored and all votes cast for such nominee will be counted.

Number and Classification of Directors

The number of directors of Riverview may not be more than twenty five (25) or less than seven (7), as fixed by a resolution of the board of directors from time to time, and directors are divided into three (3) classes (Class I, II and III), with each class as nearly equal in number as possible. The term of each class of directors is three years, and their election is staggered so that the term of office of only one Class of directors expires each year when their respective successors have been duly elected and qualified.

Election of Directors; Cumulative Voting

At each special meeting of the shareholders of Riverview, the shareholders of Riverview elect directors to succeed those directors whose terms expire at such special meeting. The term of one class of Riverview directors expires in each year. There are no cumulative voting rights with respect to the election of directors of Riverview.

Director Qualifications

To qualify to serve as a director of Riverview, a person (i) may not have attained the age of seventy (70) on or before the special meeting at which directors are to be elected; and (ii) must beneficially own no less than two thousand (2,000) shares of Riverview’s common stock (except for the initial directors of Riverview).

Vacancies

Vacancies on Riverview’s board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the board of directors, or by a sole remaining director, though less than a quorum, and each person so appointed will be a director until the expiration of the term of office of the class of directions to which he was appointed.

Special meetings of the Board

There is no express requirement for a special meeting of the board of directors in Riverview’s articles of incorporation or bylaws. An organizational meeting of the board of directors for each of Riverview and Riverview may be held immediately following the respective annual shareholders’ meeting without the necessity of notice to the directors to constitute a legally convened meeting.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Riverview is not a registered corporation and therefore, is not subject to these anti-takeover provisions.

Amendment of Articles of Incorporation.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Article 8 (composition of board of directors), Article 9 (no cumulative voting rights for the election of directors or otherwise), Article 10 (no preemptive rights), Article 11 (factors of consideration for best interest determination), Article 12 (approval of a merger, merger, share exchange or transfer of assets), Article 13 (exemption from monetary damages for directors in certain cases), Article 14 (action and meeting of shareholders), and Article 15 (amendment to the articles of incorporation) of Riverview’s articles of incorporation may not be amended except upon the approval of the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as required by law. Notwithstanding the foregoing, if at least seventy percent (70%) of the members of the board of directors of Riverview who have been in office for at least one year, at the time of proposal of the amendment (or, if Riverview has been in existence less than one year, since the inception of Riverview) approve the amendment at a duly called and held meeting of the board of directors, the amendment will be approved pursuant to the applicable provisions of the PBCL (i.e., a majority of the votes cast).

Amendment of Bylaws.

Riverview’s bylaws may be altered, amended or repealed by the affirmative vote of the majority of the whole number of directors, subject, however, to the power of the shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the then outstanding shares of capital stock of Riverview entitled to vote generally in the election of directors.

Required Vote for Certain Business Combinations.

Under Riverview’s articles of incorporation, the affirmative vote of at least seventy percent (70%) of the outstanding shares of Riverview (or such greater vote as required by law) is required to approve any (a) merger or merger of Riverview with or into a any other corporation, person or entity (collectively, a “Person”), pursuant to which the approval of the shareholders of Riverview would be required under the PBCL; (b) share exchange in which a Person acquires the issued and outstanding shares of capital stock of Riverview pursuant to a vote of shareholders; (c) sale, lease, exchange or other transfer of all, or substantially all, of the assets of Riverview to any other Person; or (d) transaction similar to, or having a similar effect as, any of the foregoing transactions. Such shareholder approval, however, is not required for any transaction that is approved in advance by seventy percent (70%) of the members of Riverview’s board of directors who have been in office for at least one year (or, if Riverview has been in existence less than one year at the time of the proposed transaction, since the inception of Riverview) at a meeting duly called and held, in which case approval of any such transaction is required to be obtained in accordance with the applicable provisions of the PBCL (i.e. , a majority of the votes cast).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the Registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

4.1	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.1 to Amendment No 1 to Form S-4 Registration Statement No. 333-188193)

4.2	Amended and restated 2009 Stock Option Plan. (Incorporated by reference to Exhibit 99.3 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

5.1	Opinion of Barley Snyder re: legality

23.2	Consent of Smith Elliott Kearns & Company, LLC, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page)

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, Commonwealth of Pennsylvania, on the 12 day of November, 2015.

RIVERVIEW FINANCIAL CORPORATION

By:	/s/ Kirk M. Fox
Kirk M. Fox
CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below also constitutes and appoints Kirk Fox or Brett Fulk, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Amended Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Daniel R. Blaschak	Director	November 12, 2015
Daniel R. Blaschak

/s/ Joseph D. Kerwin	Director	November 12, 2015
Joseph D. Kerwin

/s/ John M. Schrantz	Director	November 12, 2015
John M. Schrantz

/s/ David A. Troutman	Director	November 12, 2015
David A. Troutman

/s/ Felix E. Bartush	Director	November 12, 2015
Felix E. Bartush

/s/ Albert J. Evans	Director	November 12, 2015
Albert J. Evans

/s/ Arthur M. Feld	Director	November 12, 2015
Arthur M. Feld

/s/ Kirk D. Fox	Director, Chief Executive Officer (Principal Executive Officer)	November 12, 2015
Kirk D. Fox

/s/ R. Keith Hite	Director	November 12, 2015
R. Keith Hite

/s/ David W. Hoover	Director	November 12, 2015
David W. Hoover

/s/ Brett D. Fulk	Director, President	November 12, 2015
Brett D. Fulk

/s/ Howard R. Greenawalt	Director	November 12, 2015
Howard R. Greenawalt

/s/ William C. Yaag	Director	November 12, 2015
William C. Yaag

/s/ Theresa M. Wasko	Chief Financial Officer (Principal Financial Officer and Principal Accounting Offer)	November 12, 2015
Theresa M. Wasko

EXHIBIT INDEX

4.2	Amended and restated 2009 Stock Option Plan. (Incorporated by reference to Exhibit 99.3 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

5.1	Opinion of Barley Snyder re: legality

23.2	Consent of Smith Elliott Kearns & Company, LLC, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page)